Exhibit 99.6

FOURTH AMENDMENT

TO

BREAD FINANCIAL 401(K) PLAN

Bread Financial 401(k) Plan, originally effective as of January 24, 1996, as presently maintained under an amendment and restatement made effective as of October 1, 2023, is hereby amended effective January 1, 2026:

SOLE CHANGE

Section 13.3b.xii of the Adoption Agreement is amended to exclude paid parental leave under other exclusions and now reads as follows:

13.3	ADJUSTMENTS TO CONTRIBUTION COMPENSATION – EXCLUSIONS

a.	Contribution Compensation exclusions, as described in Section 13.3b below:

	List # in 13.3b	All Contributions	Employee[1]	Matching	Nonelective[2]	Safe Harbor[1]
i.	All elective contributions made by the participant that are not required to be included in taxable income	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

ii.	Elective contributions described in i. above, except 401(k) Contributions	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

iii.	Reimbursements, expense allowances, fringe benefits, etc.	1. ☒ OR	2. ☐	3. ☐	4. ☐	5. ☐

iv.	Bonuses	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

v.	Overtime	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

vi.	Commissions	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

vii.	Taxable value of stock	1. ☒ OR	2. ☐	3. ☐	4. ☐	5. ☐

viii.	Regular post-severance compensation	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

ix.	Pre-participation Compensation	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

x.	Military Differential Pay	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

xi.	Compensation exceeding specified dollar amount	1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

xii.	Other amounts	1. ☒ OR	2. ☐	3. ☐	4. ☐	5. ☐

xiii. Special exclusions for HCEs		1. ☐ OR	2. ☐	3. ☐	4. ☐	5. ☐

[1]

A safe harbor definition of Compensation must be selected for Safe Harbor Contributions and, if the Plan is a QACA, for Employee contributions. However, non-safe-harbor exclusions (other than the exclusion of amounts above a specified dollar limit) may be selected, subject to testing under Code Section 414(s).

[2]

If the Nonelective Contribution allocation formula is intended to satisfy the requirements for a design-based safe harbor, a safe harbor definition of Compensation must be selected. However, non-safe-harbor exclusions (described in iv through xii in 13.3b below) may be selected, subject to testing under Code Section 414(s).

b.	Description of Compensation exclusions:

i.	Exclude amounts deferred or excluded from taxable compensation under Code Section 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b)

ii.	Exclude amounts described in i. above, except for 401(k) Contributions

iii.	Exclude reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits.

iv.	Exclude bonuses

v.	Exclude overtime

vi.	Exclude commissions

vii.

Exclude taxable value of stock: Amounts realized from the exercise of any non-qualified stock option, or where restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option are all excluded from Compensation.

viii.

Exclude regular post-severance compensation paid within post-severance window[1]: Amounts that would have been paid to the Participant in the course of employment and are regular compensation for services by the Participant or commissions, bonuses or other similar compensation that would be included in contribution Compensation if paid prior to termination.

ix.	Compensation earned before meeting the participation requirements described in Section 9 and Section 10.

x.	Exclude military differential pay

xi.	Exclude Compensation in excess of: $ (<Code Section 401(a)(17) annual compensation limit)

xii.	Other exclusions (contribution Compensation)[2]:

sign on bonuses, disability pay, paid parental leave, workers compensation, severance pay, service-related cash awards, any amounts which constitute tax gross ups of taxable amounts, any amounts deferred under, or contributed to, a non-qualified deferred compensation plan, the CEO discretionary bonus, and referral awards

xiii.	Special Compensation exclusions apply to HCEs only[2]:

[1]	The post-severance window begins on the Participant’s severance date and ends the later of (i) 2 1⁄2 months following severance or (2) the end of the year in which severance occurs.
[2]	Any exclusion from Compensation must be described in such a manner that it is definitely determinable.

*      *      *

EXECUTED AT Collin County, Texas, this 25th day of August, 2025.

Bread Financial Payments, Inc.

By:	/s/ Deanna Allison
Title:	Director, Benefits & Well-Being